UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2007

SONTRA MEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	000-23017	41-1649949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Forge Parkway

Franklin, Massachusetts 02038

(Address of Principal Executive Offices) (Zip Code)

(508) 553-8850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2007, the Board of Directors of Sontra Medical Corporation (“Sontra” or the “Company”), elected Walter Witoshkin to the Board of Directors. Mr. Witoshkin was elected pursuant to the Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of January 2, 2007, by and among Sontra, Sherbrooke Partners, LLC and additional accredited investors identified in the Purchase Agreement. Mr. Witoshkin invested $5,000 in the Company in connection with the Purchase Agreement. There have been no other transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Witoshkin has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-B.

Mr. Witoshkin was appointed to the Compensation Committee of the Board of Directors on February 14, 2007.

In connection with his election, the Company granted to Mr. Witoshkin an option to purchase 50,000 shares of common stock of the Company at an exercise price of $0.62, the closing price of the Company’s common stock on the grant date. The option was fully vested and exercisable upon grant and expires on February 14, 2017.

A press release dated February 21, 2007 announcing Mr. Witoshkin’s election to the Board of Directors is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of the Company, dated February 21, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sontra Medical Corporation
Date: February 21, 2007
	By:	/s/ Harry G. Mitchell
Harry G. Mitchell
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Company, dated February 21, 2007.